Exhibit 99.1

1200 South Hayes Street, Suite 1100, Arlington, VA 22202
www.veridian.com

FOR IMMEDIATE RELEASE

Veridian Stockholders Approve Acquisition by General Dynamics

ARLINGTON, VA (August 7, 2003) – Veridian Corporation (NYSE:VNX) today announced that the company’s stockholders voted in a special stockholders meeting this morning to approve the sale of Veridian to General Dynamics. The transaction is expected to close early next week.

Veridian stockholders will receive $35 in cash for each outstanding share of Veridian stock. The acquisition has been approved by the boards of directors of both companies and has cleared the mandatory waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Veridian’s capabilities include network security and enterprise protection; intelligence, surveillance and reconnaissance; knowledge discovery and decision support; information systems development and integration; chemical, biological and nuclear detection; network and enterprise management; and large-scale systems engineering expertise. More than 75 percent of Veridian’s employees hold national security clearances. For additional information, visit www.veridian.com.

Forward Looking Information
Certain statements and assumptions in this news release contain or are based on “forward-looking” information that Veridian believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. These and other risk factors are more fully discussed in the section entitled “Risk Factors” in Veridian’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2003 and, from time to time, in Veridian’s other filings with the Securities and Exchange Commission, including among others, its reports on Form 8-K and Form 10-Q.

Media contact:	Investor relations:
Dennis Gauci	Maureen Crystal
703.575.3146	703.575.3140
dennis.gauci@veridian.com	maureen.crystal@veridian.com

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